Exhibit 19
LEGGETT & PLATT, INCORPORATED
INSIDER TRADING POLICY
A.General Provisions
1.Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of, and the handling of confidential information about, Leggett & Platt, Incorporated and its subsidiaries (the “Company”) and other companies to which this Policy applies. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal and state securities laws and regulations that prohibit certain persons who are aware of material nonpublic information (“MNPI”) about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing MNPI to other persons who may trade on the basis of that information.
2.Covered Persons
This Policy applies to all directors, officers, and other employees of the Company and its subsidiaries as well as (a) anyone living in such person’s household; (b) a family member whose securities transactions the director, officer or employee directs; and (c) entities that the director, officer or employee controls, such as corporations, partnerships and trusts (collectively “Covered Persons”). The Company’s General Counsel is authorized to designate others who will be subject to this Policy. Also, as included in Section C below, the Company is subject to this Policy.
3.Securities
This Policy applies to transactions in securities including common stock, stock options, stock units, debt securities, warrants, convertible securities, and all other derivative securities tied to the value of those securities (“Securities”).
4.Company Assistance
If any questions arise about this Policy or its application to any proposed transaction, additional guidance may be obtained from the Legal Department at legal@leggett.com. The General Counsel shall be responsible for the administration of this Policy. All determinations and interpretations by the General Counsel shall be final and not subject to further review.
5.Material Nonpublic Information
Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities. Information reasonably expected to affect the price of a security, whether positive or negative, can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all facts and circumstances. Some examples of information that may be regarded as material include:
•Annual and quarterly earnings announcements;
•Projections of future earnings or losses, or other guidance and changes to guidance;
•A significant proposed merger, tender offer, acquisition, divestiture or joint venture;
•Major Company debt or equity restructurings;
•Significant related party transactions;
•Changes in dividend policy, a stock split, an offering of additional securities, restrictive debt covenants, or management’s financial targets;
•Defaults on company Securities or loans;
•Bank borrowings or other financing transactions out of the ordinary course;

•Establishment, modification or termination of a stock repurchase program;
•Substantial changes in the company’s pricing or cost structure;
•Major marketing changes;
•Significant labor disputes;
•Changes in senior management
•Changes in control of the Company;
•Changes in or disagreement with the Company’s external auditors
•Notification that financial statements may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation or resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•Significant asset impairment;
•Significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•Gain or loss of business with a significant customer or supplier;
•Deterioration in the creditworthiness of significant customers or suppliers;
•Deterioration in credit ratings or status; and
•The imposition of an event-specific restriction on trading in Securities or the extension or termination of such restriction.
If the Covered Person is uncertain whether information is material, guidance should be obtained from the General Counsel. A good general rule of thumb: When in doubt, do not trade.
Nonpublic Information. Nonpublic information becomes public when it is widely disseminated and absorbed by the marketplace. Generally, our information is widely disseminated through a press release or by posting it on EDGAR (the Securities and Exchange Commission’s website). Information should not normally be considered absorbed by the marketplace (and therefore public) until the opening of trading of the regular session on the New York Stock Exchange (“NYSE”) on the third business day after the day on which the information is released or posted.
B.Directors, Officers and Other Employees
1.Policy Statement
If any Covered Person is aware of MNPI about the Company, such Covered Person may not, directly or indirectly:
(a) Engage in any transaction in Company Securities (except as explained below under Benefit Plan Transactions, Gifts and pursuant to Rule 10b5-1 plans);
(b) Recommend the purchase, sale or retention of Company Securities to others;
(c) Disclose or “tip” MNPI to persons within the Company, whose jobs do not require them to know it, or outside of the Company to any person unless disclosure is made in accordance with our procedures; or
(d) Assist anyone engaged in the above activities.

Also, if you are aware of MNPI about another company, you may not disclose that information or engage in or recommend any Securities transaction related to that company’s securities.
In addition, it is the policy of the Company that no Covered Person (or any other person designated as subject to this Policy) who, in the course of working for the Company, is aware of MNPI about the Company that would impact the Securities of another company (i) with which the Company does business, including the Company’s customers, suppliers, and business partners, (ii) that is a competitor of the Company, or (iii) that is involved in a potential transaction or business relationship with the Company, may engage in any of the activities set forth in this Section B.1 with respect to that other company’s Securities.
2.    Consequences of Violations
It is the individual responsibility of each Covered Person to comply with this Policy. Each director, officer and other employee is responsible for the transactions of their related Covered Persons and therefore should make them aware of the need to confer with the director, officer or other employee before they trade in Company Securities, and each director, officer and other employee should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for his or her own account. In all cases, the responsibility for determining whether a person is aware of MNPI rests with such individuals, and any action on the part of the Company, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate the Covered Person from liability under applicable securities laws. Punishment for insider trading violations is severe and could include significant fines and imprisonment. Federal securities laws could also impose potential liability on the Company and its “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel. In addition, the failure to comply with this Policy may subject the violator to Company-imposed sanctions, including dismissal for cause, whether or not the Covered Person’s failure to comply results in a violation of law.
3.Benefit Plan Transactions
Stock Option Exercises. This Policy does not prohibit cash option exercises without a corresponding sale of any such acquired Securities. Unless prior written permission is obtained from the General Counsel, Covered Persons are prohibited from engaging in a non-cash exercise of stock options (even when the Securities acquired from the exercise is held without a corresponding sale) (a) when the Covered Person is aware of MNPI about the Company, or (b) during any blackout period applicable to such Covered Person. This Policy also prohibits the sale of stock pursuant to an option exercise, including a broker-assisted cashless exercise of options, when the Covered Person is aware of MNPI about the Company, or during any blackout period applicable to such person.
Restricted Stock or Unit Awards. This Policy does not apply to the vesting of restricted stock or stock units, or to the withholding of stock to satisfy tax requirements upon vesting. However, it does apply to a sale of restricted stock and the sale of shares converted from restricted stock units.
Discount Stock Plan, ESU Program, 401(k) Plan and Deferred Compensation Program. This Policy does not apply to periodic contributions to purchase Company stock or stock units made through weekly or bi-weekly payroll deductions or dividend reinvestments, as applicable, in the Discount Stock Plan, ESU Program, 401(k) Plan or Deferred Compensation Program. It does apply, however, to: (a) the election to participate in, or to withdraw from, the Discount Stock Plan or ESU Program; (b) the election to defer compensation into Company stock units in the Deferred Compensation Program; (c) the election to establish, increase or decrease your contributions to the Discount Stock Plan or ESU Program, or to establish, increase or decrease the amount of your contributions allocated to Company stock in the 401(k) Plan; (d) the election to reinvest dividends into Company stock in the Discount Stock Plan or 401(k) Plan; (e) a one-time cash purchase of Company stock in the Discount Stock Plan; (f) the election to make an intra-plan transfer in the 401(k) Plan into or out of Company stock; (g) the election to borrow money against a 401(k) Plan account if the loan will result in the liquidation of some or all of your Company stock; and (h) the election to pre-pay a 401(k) Plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.Gifts
Unless pre-approved in writing by the General Counsel, Covered Persons are prohibited from gifting company Securities if such Covered Person is aware of MNPI.
5.Prohibited or Discouraged Transactions
Short Sales, Exchange-Traded Options and Hedging. Short sales of Company Securities (the sale of common stock that is not owned) and put equivalent positions (selling a call option or buying a put option) may evidence an expectation that Company Securities will decline in value. Exchange-traded options may create the appearance that the Covered Person is trading based on MNPI. Hedging transactions permit the Covered Person to continue to own Company common stock without the full risks and rewards of ownership. Hedging transactions include a variety of transactions, including, for example, prepaid variable forward contracts, equity swaps, collars, and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. All of these types of transactions may signal a lack of confidence in the Company’s prospects, focus attention on short-term performance at the expense of the Company’s long-term objectives or create misalignment with the Company’s other shareholders. Consequently, the aforementioned transactions related to Company Securities are prohibited.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans) create heightened risks for insider trading violations. There is no control over the timing of purchases or sales that result from standing instructions to a broker. As a result, the broker could execute a transaction when the Covered Person is aware of MNPI. Therefore, the Company discourages placing standing or limit orders on Company Securities. If the Covered Person determines that they must use a standing or limit order, the order must be pre-approved by the General Counsel, must be limited to short duration and must otherwise comply, if applicable, with the restrictions and procedures outlined below under “Additional Procedures and Restrictions for Directors and Certain Employees.”
6.    Additional Procedures and Restrictions for Directors and Certain Employees
The Company has established certain procedures to administer this Policy. These procedures are applicable to directors, Section 16 officers and other persons specifically designated by the General Counsel.
Pre-Clearance Procedures. If the Covered Person is a director or Section 16 officer, or a person designated by the General Counsel (the “Pre-Clearance Persons”), the Pre-Clerance Persons or their respective Covered Persons may not engage in any transaction in Company Securities without first obtaining pre-clearance from the General Counsel, or her designee. A request for pre-clearance should be submitted at least two business days before the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. Any approval must be granted in writing. Unless the Pre-Clerance Persons, or their respective Covered Persons, are notified by the General Counsel, or her designee, of a different timeframe, pre-cleared transactions must occur within five trading days of receipt of pre-clearance. Transactions not effected within this time limit require a new pre-clearance request. If pre-clearance is sought and approval is denied, the Pre-Clearance Person, or their respective Covered Persons, must not engage in the transaction or inform any other person of the restriction. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person, or their respective Covered Persons, becomes aware of MNPI, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
Annual and Quarterly Earnings Blackout Periods. Any director, Section 16 officer or other person specifically designated by the General Counsel, may not engage in any transaction in Company Securities (other than excepted by this Policy) during an earnings blackout period beginning two weeks before the end of each calendar quarter and ending at the opening of the regular trading session of the NYSE on the third trading day following the date of the earnings release for that calendar quarter or year-end. Employees will be notified if they are subject to securities blackout periods.
Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only some directors, officers and/or employees. If this occurs, the General Counsel will notify those persons who should refrain from any transaction in Company Securities (other than excepted by this Policy). The event-specific blackout period will remain in effect until lifted by the General Counsel. The existence of an event-specific blackout period will not be announced to the Company as a whole, and the Covered Person should not communicate the existence of the blackout period to any other person. The General Counsel may impose an event-specific blackout with respect to other company’s Securities.
We have established the following additional restrictions applicable to directors and Section 16 officers and other persons specifically designated by the General Counsel.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without consent if the account holder were to fail to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower were to default on the loan. Because a margin or foreclosure sale may occur at a time when the account holder or borrower is aware of MNPI or otherwise not permitted to trade in Company Securities, all directors and Section 16 officers are prohibited from pledging Company Securities as collateral for a loan, including in a margin account.
Managed or Discretionary Investment Accounts. Securities held in a managed or discretionary account may be purchased and sold by the broker or other investment professional without the knowledge or consent of the account holder. Such securities could be purchased or sold at a time when the account holder is prohibited from engaging in transactions in Company Securities because of a blackout period or otherwise when the account holder is aware of MNPI. Because of the enhanced risk presented by these accounts, all directors and Section 16 officers are prohibited from holding Company Securities in any managed or discretionary account.
Share Repurchase Program. If the Covered Person is an officer in control of the Company share repurchase program, and the Company repurchases its stock in the open market, such person may not engage in any purchase or sale of Company Securities until the opening of the regular trading session of the NYSE on the third trading day following the date of any Company repurchase. Unless determined otherwise by the General Counsel, the officers deemed to be in control of the Company share repurchase program include the Chief Executive Officer and the Chief Financial Officer. Also, the Company’s directors and executive officers must comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, to the extent applicable, if purchasing Company common stock on the same day the Company is repurchasing its common stock.
6.Rule 10b5-1 Plans and Other Trading Arrangements
Rule 10b5-1 plans provide an affirmative defense from insider trading liability if, while not aware of MNPI, the Covered Person establishes a written plan to buy or sell Company Securities in compliance with the rule, and the Company’s guidelines for Rule 10b5-1 plans (which may be obtained from the General Counsel). Once the plan is in place, the Covered Person may not exercise any influence over the amount of securities to be traded, the price at which they are traded or the trade date. All Rule 10b5-1 plan modifications must be made outside of a blackout period at a time when the Covered Person does not possess MNPI. All Rule 10b5-1 plans or modifications or terminations of existing Rule 10b5-1 plans must be pre-approved in writing by the General Counsel. Any Rule 10b5-1 plan adoption, modification or termination must be submitted for approval five days prior to the event. No further pre-approval of transactions conducted pursuant to a Rule 10b5-1 plan will be required. Any other trading arrangement regarding Company Securities that does not comply with Rule 10b5-1, and is entered into, modified or terminated by a Covered Person must be pre-approved in writing by the General Counsel.
In order to be pre-approved, the Rule 10b5-1 plan must comply with Rule 10b5-1, as determined by the General Counsel, including among other requirements:
(A) before the first trade can be made under the plan, Section 16 officers and directors must have a cooling-off period of the later of (i) 90 days following the plan’s adoption or modification, or (ii) two business days following the filing of the Company’s periodic report for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following the plan adoption or modification);
(B) before the first trade can be made under the plan, persons other than Section 16 officers and directors, must have a 30-day cooling-off period;

(C) Section 16 officers and directors must represent that (i) they are not aware of any MNPI about the Company or Company Securities and (ii) the plan is being adopted in good faith;
(D) subject to certain exceptions, you may not have overlapping Rule 10b5-1 plans, and you may not have more than one single-trade Rule 10b5-1 plan in a 12-month period;
(E) each director and Section 16 officer understand that the approval or adoption of a Rule 10b5-1 plan in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder;
(F) each director and Section 16 officer understands that the Company must disclose in its Form 10-Qs and Form 10-K the adoption, modification or termination of their Rule 10b5-1 plan (or non-Rule 10b5-1 trading arrangement), and the material terms of such plan (other than price), including the name of the director or Section 16 officer, date of adoption or termination, duration of such plan, the aggregate number of securities subject to such plan and a description of any modification; and
(G) the Rule 10b5-1 plan must not only be adopted in good faith, but you must act in good faith with respect to plan.
The General Counsel may impose such other conditions on the implementation and operation of Rule 10b5-1 plans as the General Counsel deems necessary or advisable.
7.Post-Termination Transactions
This Policy continues to apply to any transaction in Company Securities after termination of service of the Covered Person with the Company. If the Covered Person is aware of MNPI when such person’s service terminates, such person may not engage in such a transaction until that information has become public or, in the General Counsel’s written opinion, is no longer material.
C.    The Company
Policy Statement
If the Company is aware of MNPI about the Company, the Company may not (unless approved by the General Counsel, or in accordance with the exceptions to this Policy, or pursuant to an approved Rule 10b5-1 plan):
(a) grant, issue, sell or repurchase Company Securities tied to the current market price of such Securities;
(b) grant any option or option-like securities to any named executive officer within four business days prior to, and one business day after, the filing of any periodic report on Form 10-K or Form 10-Q, or a current report on Form 8-K (other than a Form 8-K reporting the option grant) that contains MNPI;
(c)     repurchase Company Securities in a market transaction without compliance with Rule10b-18 under the Exchange Act of 1934, as amended, as applicable.
This Policy shall not apply to the Company with respect to any grant, issuance, sale, repurchase, distribution, withholding or other transaction conducted in accordance with the previously adopted terms and conditions of any benefit plan, any previously entered contractual obligation, or any other transaction beyond the volitional control of the Company.
Unless pre-approved by the General Counsel, when Covered Persons are restricted from engaging in Securities transactions during annual and quarterly earnings blackout periods or event specific blackout periods, the Company will also be restricted from engaging in transactions in Company Securities not otherwise approved by the General Counsel, or excepted from the provisions of this Policy.
Last Revised 02/25/2025